Exhibit 99.B(13)(g)(iii)

FORM OF

FUND PARTICIPATION AGREEMENT

i

FORM OF

PARTICIPATION AGREEMENT

Among

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

ING FUNDS DISTRIBUTOR, LLC

and

ING INVESTORS TRUST

THIS AGREEMENT, made and entered into as of this 1st day of January, 2007 by and among ReliaStar Life Insurance Company of New York (the “Company”), a New York life insurance corporation, on its own behalf and on behalf of its Separate Account(s) (the “Account(s)”) as set forth on Schedule A hereto; ING Investors Trust, an open-end management investment company and business trust organized under the laws of Massachusetts (hereinafter the “Trust”); and ING Funds Distributor, LLC (hereinafter the “Distributor”), a Delaware limited liability corporation.

WHEREAS, the Trust engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts (collectively, the “Variable Insurance Products”) to be offered by insurance companies, including the Company, which have entered into participation agreements similar to this Agreement (hereinafter “Participating Insurance Companies”); and

WHEREAS, the beneficial interest in the Trust is divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Company has registered certain variable annuity contracts supported wholly or partially by the Account (the “Contracts”) under the 1933 Act, the Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company under the insurance laws of the State of New York, to set aside and invest assets attributable to the Contracts; and the Company has registered the Account as a unit investment trust under the 1940 Act and has registered the securities deemed to be issued by the Account under the 1933 Act; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolio(s) listed in Schedule B attached hereto and incorporated herein by reference, as such Schedule may be amended from time to time by mutual written agreement (the “Designated Portfolio(s)”), on behalf of the Account to fund the Contracts, and the Trust is authorized to sell such shares to unit investment trusts such as the Account at net asset value; and

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Trust, and the Distributor agree as follows:

ARTICLE I

Sale of Trust Shares

1.1                                 The Trust agrees to sell to the Company those shares of the Designated Portfolio(s) which the Account orders, executing such orders on each Business Day at the net asset value next computed after receipt by the Trust or its designee of the order for the shares of the Designated Portfolios.  For purposes of this Section 1.1, the Company shall be the designee of the Trust for receipt of such orders and receipt by such designee shall constitute receipt by the Trust, provided that the Trust receives notice of any such order by 10:00 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Designated Portfolio calculates its net asset value pursuant to the rules of the SEC.

1.2                                 The Trust agrees to make shares of the Designated Portfolio(s) available for purchase at the applicable net asset value per share by the Company and the Account on those days on which the Trust calculates its Designated Portfolio(s)’ net asset value pursuant to rules of the SEC, and the Trust shall calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Trustees of the Trust (hereinafter the “Board”) may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Designated Portfolio.

1.3                                 The Trust and the Distributor agree that shares of the Trust will be sold only to Participating Insurance Companies and their separate accounts and other persons who are permissible investors consistent with the Accounts meeting the requirement of Treasury Regulation 1.817-5.

1.4                                 The Trust shall redeem its shares in accordance with the terms of its then current prospectus. (For purposes of this Section 1.4, the Company shall be the designee of the Trust for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Trust, provided that the Trust receives notice of any such request for redemption by 10:00 a.m. Eastern time on the next following Business Day.)

1.5                                 The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Trust’s shares may be sold to other Participating Insurance Companies (subject to Section 1.3) and the cash value of the Contracts may be invested in other investment companies.

1.6                                 the Company shall pay for Trust shares by 3:00 p.m. Eastern time on the next Business Day after an order to purchase Trust shares is made in accordance with the provisions of Section 1.1 hereof.  Payment shall be in federal funds transmitted by wire and/or by a credit for any shares redeemed the same day as the purchase.

1.7                                 The Trust shall pay and transmit the proceeds of redemptions of Trust shares by 11:00 a.m. Eastern Time on the next Business Day after a redemption order is received in accordance with Section 1.4 hereof.  Payment shall be in federal funds transmitted by wire and/or a credit for any shares purchased the same day as the redemption.

1.8                                 Issuance and transfer of the Trust’s shares will be by book entry only.  Stock certificates will not be issued to the Company or the Account.  Shares purchased from the Trust will be recorded in an appropriate title for the Account or the appropriate sub-account of the Account.

1.9                                 The Trust shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Designated Portfolio(s)’ shares.  The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Designated Portfolio shares in additional shares of that Designated Portfolio.  The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.  The Trust shall notify the Company by the end of the next following Business Day of the number of shares so issued as payment of such dividends and distributions.

1.10                           The Trust shall make the net asset value per share for each Designated Portfolio available to the Company on each Business Day as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 9:00 p.m. Eastern time.  In the event of an error in the computation of a Designated Portfolio’s net asset value per share (“NAV”) or any dividend or capital gain distribution (each, a “pricing error”), the Trust shall immediately notify the Company as soon as possible after discovery of the error.  Such notification may be verbal, but shall be confirmed promptly in writing in accordance with Article XI of this Agreement.  A pricing error shall be corrected as follows:

a)              If the pricing error results in a difference between the erroneous NAV and the correct NAV of less than $0.01 per share, then no corrective action need be taken.

b)             If the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than $0.01 per share, but less than 1/2 of 1% of the Designated Portfolio’s NAV at the time of the error, then the Trust shall reimburse the Designated Portfolio for any loss, after taking into consideration any positive effect of such error; however, no adjustments to Contract owner accounts need be made.

c)              If the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than 1/2 of 1% of the Designated Portfolio’s NAV at the time of the error, then the Trust shall reimburse the Designated Portfolio for any loss (without taking into consideration any positive effect of such error) and shall reimburse the Company for the costs of adjustments made to correct Contract owner accounts in accordance with the provisions of Schedule C.

If an adjustment is necessary to correct a material error which has caused Contract owners to receive less than the amount to which they are entitled, the number of shares of the applicable sub-account of such Contract owners will be adjusted and the amount of any underpayments shall be credited by the Trust to the Company for crediting of such amounts to the applicable Contract owners accounts.  Upon notification by the Trust of any overpayment due to a material error, the Company shall promptly remit to Trust any overpayment that has not been paid to Contract owners.  In no event shall the Company be liable to Contract owners for any such adjustments or underpayment amounts.  A pricing error within items (a) and (b) above shall be deemed to be “materially incorrect” or constitute a “material error” for purposes of this Agreement.

The standards set forth in this Section 1.10 are based on the Parties’ understanding of the views expressed by the staff of the SEC as of the date of this Agreement.  In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the parties shall amend the foregoing provisions of this Agreement to comport with the appropriate applicable standards, on terms mutually satisfactory to all Parties.

ARTICLE II

Representations and Warranties

2.1                                 The Company represents and warrants that:

a)              The Contracts and the securities deemed to be issued by the Account under the Contracts are or will be registered under the 1933 Act.

b)             The Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance requirements.

c)              It is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale of units thereof as a segregated asset account under New York law.

d)             It has registered the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and that it will maintain such registration for so long as any Contracts are outstanding as required by applicable law.

2.2                                 The Trust represents and warrants that:

a)              It has obtained an order from the Securities and Exchange Commission (hereinafter the “SEC”), dated October 12, 2005 (File No. 812-13116), granting Participating Insurance Companies and variable annuity separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans (“Qualified Plans”) (hereinafter the “Mixed and Shared Funding Exemptive Order”).

b)             Designated Portfolio(s) shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with all applicable federal securities laws including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

c)              The Trust is and shall remain registered under the 1940 Act.

d)             The Trust shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to affect the continuous offering of its shares.

e)              It will make every effort to ensure that Designated Portfolio(s) shares will be sold in compliance with the insurance laws of the State of New York and all applicable state insurance and securities laws.

f)                The Trust shall register and qualify the shares for sale in accordance with the laws of the various states if and to the extent required by applicable law.

g)             The Company and the Trust will endeavor to mutually cooperate with respect to the implementation of any modifications necessitated by any change in state insurance laws, regulations or interpretations of the foregoing that affect the Designated Portfolio(s) (a “Law Change”), and to keep each other informed of any Law Change that becomes known to either party.

h)             It is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act.

2.3                                 The Trust has adopted a plan pursuant to Rule 12b-1 under the 1940 Act and may impose an asset-based or other charge to finance distribution expenses as permitted by applicable law and regulation. To the extent that the Trust decides to finance distribution expenses pursuant to Rule 12b-1, the Trust undertakes to have its Board, a majority of who are not interested persons of the Trust, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.

2.4                                 In the event of such a Law Change as noted in Section 2.4, the Trust agrees that, except in those circumstances where the Trust has advised the Company that its Board has determined that implementation of a particular Law Change is not in the best interest of all of the Trust’s shareholders with an explanation regarding why such action is lawful, any action required by a Law Change will be taken.

2.5                                 The Distributor represents and warrants that:

a)              It is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”).

b)             It is and shall remain duly registered under all applicable federal and state securities laws.

c)              It shall perform its obligations for the Trust in compliance in all material respects with the laws of any applicable state and federal securities laws.

2.6                                 The Trust and the Distributor represent and warrant that:

a)              All of their respective officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Trust are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Trust in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time.

b)             The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.7                                 The Trust will provide the Company with as much advance notice as is reasonably practicable of any material change affecting the Designated Portfolio(s) (including, but not limited to, any material change in the registration statement or prospectus affecting the Designated Portfolio(s)) and any proxy solicitation affecting the Designated Portfolio(s) and consult with the Company in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expenses by implementing them in conjunction with regular annual updates of the prospectus for the Contracts.  The Trust agrees to share equitably in expenses incurred by the Company as a result of actions taken by the Trust, consistent with the allocation of expenses contained in Schedule C attached hereto and incorporated herein by reference.

2.8                                 The Company represents and warrants, for purposes other than diversification under Section 817 of the Internal Revenue Code of 1986 as amended (“the Code”), that:

a)              The Contracts are currently and at the time of issuance will be treated as annuity contracts under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Trust and the Distributor immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

b)             The Account is a “segregated asset account” and that interests in the Account are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder.

c)              It will not purchase Trust shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

The Company will use every effort to continue to meet such definitional requirements, and it will notify the Trust and the Distributor immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

ARTICLE III

Prospectuses and Proxy Statements; Voting

3.1                                 At least annually, the Trust or Distributor shall provide the Company with as many copies of the Trust’s current prospectus for the Designated Portfolio(s) as the Company may reasonably request for marketing purposes (including distribution to Contract owners with respect to new sales of a Contract), with expenses to be borne in accordance with Schedule C hereof.  If requested by the Company in lieu thereof Trust or Distributor shall provide such documentation (including a camera-ready copy and computer diskette of the current prospectus for the Designated Portfolio(s)) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectuses for the Designated Portfolio(s) are amended) to have the prospectus for the Contracts and the Trust’s prospectus for the Designated Portfolio(s) printed together in one document. The Trust and Distributor agree that the prospectus (and semi-annual and annual reports) for the Designated Portfolio(s) will describe only the Designated Portfolio(s) and will not name or describe any other portfolios or series that may be in the Trust unless required by law.

3.2                                 The Trust’s prospectus shall state that the Statement of Additional Information (“SAI”) for the Trust is available from the Trust and the Trust shall provide the SAI free of charge to any current or prospective contract owner who requests the SAI. The Trust and Distributor agree to provide the Company with as many copies of the SAI as reasonably requested.

3.3                                 The Trust and/or Distributor shall provide the Company with copies of the Trust’s proxy material, reports to stockholders and other communications to stockholders for the Designated Portfolio(s) in such quantity, with expenses to be borne in accordance with Schedule C hereof, as the Company may reasonably require to permit timely distribution thereof to Contract owners.

3.4                                 If and to the extent required by law the Company shall:

a)              Solicit voting instructions from Contract owners.

b)             Vote the Designated Portfolio(s) shares held in the Account in accordance with instructions received from Contract owners.

c)              Vote Designated Portfolio shares held in the Account for which no instructions have been received in the same proportion as Designated Portfolio(s) shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners.

The Company reserves the right to vote Trust shares held in any segregated asset account in its own right, to the extent permitted by law.

3.5                                 The Company shall be responsible for assuring that each of its separate accounts holding shares of a Designated Portfolio calculates voting privileges as directed by the Trust and agreed to by the Company and the Trust. The Trust agrees to promptly notify the Company of any changes of interpretations or amendments of the Mixed and Shared Funding Exemptive Order.

3.6                                 The Trust will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Trust will either provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or, as the Trust currently intends, comply with Section 16(c) of the 1940 Act (although the Trust is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b).  Further, the Trust will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV

Sales Material and Information

4.1                                 The Company shall furnish, or shall cause to be furnished, to the Trust or its designee, a copy of each piece of sales literature or other promotional material that the Company develops or proposes to use and in which the Trust (or a Portfolio thereof) or the Distributor is named in connection with the Contracts, at least ten (10) Business Days prior to its use. No such material shall be used if the Trust objects to such use within five (5) Business Days after receipt of such material.

4.2                                 The Company shall not give any information or make any representations or statements on behalf of the Trust in connection with the sale of the Contracts other than the information or representations contained in the registration statement, including the prospectus or SAI for the Trust shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Trust or Distributor except with the permission of the Trust or Distributor.

4.3                                 The Trust or the Distributor shall furnish, or shall cause to be furnished, to the Company, a copy of each piece of sales literature or other promotional material in which the Company and/or its separate account(s) is named at least ten (10) Business Days prior to its use.  No such material shall be used if the Company objects to such use within five (5) Business Days after receipt of such material.

4.4                                 The Trust or the Distributor shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, including the prospectus or SAI for the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5                                 The Trust will provide to the Company at least one complete copy of all registration statements, prospectuses, SAIs, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Designated Portfolio(s) within a reasonable period of time following the filing of such document(s) with the SEC or NASD or other regulatory authorities.

4.6                                 The Company will provide to the Trust at least one complete copy of all registration statements, prospectuses, SAIs, reports, solicitations for voting Instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, if requested by the Company.

4.7                                 For purposes of Articles IV and VIII, the phrase “sales literature and other promotional material” includes, but is not limited to:

a)              Advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media).

b)             Sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article).

c)              Educational or training materials or other communications distributed or made generally available to some or all agents or employees.

d)             Shareholder reports.

e)              Proxy materials (including solicitations for voting instructions).

f)                Any other material constituting sales literature or advertising under the NASD rules, the 1933 Act or the 1940 Act.

4.8                                 At the request of any party to this Agreement, each other party will make available to the other party’s independent auditors and/or representative of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party’s obligations under this Agreement.

ARTICLE V

Fees and Expenses

5.1                                 All expenses incident to performance by the Trust and the Distributor under this Agreement shall be paid by the appropriate party, as further provided in Schedule C.  The Trust shall see to it that all shares of the Designated Portfolio(s) are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent required, in accordance with applicable state laws prior to their sale.

5.2                                 The parties shall bear the expenses of routine annual distribution (mailing costs) of the Trust’s prospectus and distribution (mailing costs) of the Trust’s proxy materials and reports to owners of Contracts offered by the Company, in accordance with Schedule C.

5.3                                 The Company shall be compensated in accordance with the conditions set forth in Schedule D.

ARTICLE VI

Diversification and Qualification

6.1                                 The Trust and the Distributor represent and warrant that:

a)              The Trust will at all times sell its shares and invest its assets in such a manner as to ensure that the Contracts will be treated as annuity contracts under the Code, and the regulations issued thereunder.

b)             Without limiting the scope of the foregoing, the Trust and each Designated Portfolio thereof will at all times comply with Section 817(h) of the Code and Treasury Regulation (S)1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity contracts and any amendments or other modifications or successor provisions to such Section or Regulations.

c)              Shares of the Designated Portfolio(s) will be sold only to Participating Insurance Companies and their separate accounts and to Qualified Plans.

d)             No shares of any Designated Portfolio of the Trust will be sold to the general public.

e)              The Trust and each Designated Portfolio is currently qualified as a Regulated Investment Company under Subchapter M of the Code, and that each Designated Portfolio will maintain such qualification (under Subchapter M or any successor or similar provisions) as long as this Agreement is in effect.

f)                They will notify the Company immediately upon having a reasonable basis for believing that the Trust or any Designated Portfolio has ceased to comply with the aforesaid Section 817(h) diversification or Subchapter M qualification requirements or might not so comply in the future.

6.2                                 The Company agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of the Company or, to the Company’s knowledge, of any Contract owner that any Designated Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against the Trust or Distributor as a result of such a failure or alleged failure that:

a)              The Company shall promptly notify the Trust and Distributor of such assertion or potential claim.

b)             The Company shall consult with the Trust and Distributor as to how to minimize any liability that may arise as a result of such failure or alleged failure.

c)              The Company shall use its best efforts to minimize any liability of the Trust and Distributor resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent.

d)             Any written materials to be submitted by the Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by the Company to the Trust and Distributor (together with any supporting information or analysis) within at least two (2) business days prior to submission.

e)              The Company shall provide the Trust and Distributor with such cooperation as the Trust and Distributor shall reasonably request (including, without limitation, by permitting the Trust and Distributor to review the relevant books and records of the Company) in order to facilitate review by the Trust and Distributor of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure.

ARTICLE VII

Potential Conflicts and Compliance with Mixed and Shared Funding Exemptive Order

7.1                                 The Board will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Trust.  An irreconcilable material conflict may arise for a variety of reasons, including:

a)              Any action by any state insurance regulatory authority.

b)             A change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities.

c)              An administrative or judicial decision in any relevant proceeding.

d)             The manner in which the investments of any Designated Portfolio are being managed.

e)              A difference in voting instructions given by variable annuity contract owners or by contract owners of different Participating Insurance Companies.

f)                A decision by a Participating Insurance Company to disregard the voting instructions of contract owners.

The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

7.2                                 The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised.  This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are to be disregarded.  Such responsibilities shall be carried out by the Company with a view only to the interests of its Contract owners.

7.3                                 If it is determined by a majority of the Board, or a majority of its trustees who are not interested persons of the Trust or Distributor to any of the Designated Portfolios (the “Independent Trustees”), that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the Independent Trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including:

a)              Withdrawing the assets allocable to some or all of the separate accounts from the Trust or any Designated Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another portfolio of the Trust.

b)             Submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change.

c)              Establishing a new registered management investment company or managed separate account.

7.4                                 If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust’s election, to withdraw the Account’s investment in the Trust and terminate this Agreement; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors.  Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, and until the end of that six month period the Trust and Distributor shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust.

7.5                                 If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account’s investment in the Trust and terminate this Agreement within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.  Until the end of the foregoing six month period, the Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust.

7.6                                 For purposes of Sections 7.3 through 7.5 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Trust be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Trust and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Independent Trustees.

7.7                                 If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable: and (b) Sections 3.5, 3.6, 3.7, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII

Indemnification

8.1                                 Indemnification By the Company

(a)                                  The Company agrees to indemnify and hold harmless the Trust and Distributor and each of their respective officers and directors or trustees and each person, if any, who controls the Trust or Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) or settlements are related to the sale or acquisition of the Trust’s shares or the Contracts and:

(i)                                     Arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus or SAI covering the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply.

(ii)                                  As to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Trust or Distributor for use in the registration statement or prospectus for the Contracts or in the Contracts or sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Trust shares.

(iii)                               Arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature or other promotional material of the Trust not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Trust Shares.

(iv)                              Arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material of the Trust, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Trust by or on behalf of the Company.

(v)                                 Arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement.

(vi)                              Arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, including without limitation Section 2.8 and Section 6.3 hereof, as limited by and in accordance with the provisions of Sections 8.1(b) and8.1(c) hereof.

(b)                                 The Company shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.

(c)                                  The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Company has been prejudiced by such failure to give notice.  In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action.  The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.  After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)                                 The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Trust Shares or the Contracts or the operation of the Trust.

8.2                                 Indemnification by the Trust and Distributor

(a)                                  The Trust and Distributor agree to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Trust or Distributor) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may be required to pay or become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages, liabilities or expenses (or actions in respect thereof) or settlements, are related to the operations of the Trust or Distributor and arise:

(i)                                     As a result of any failure by the Trust or Distributor to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement).

(ii)                                  Out of or result from any material breach of any representation and/or warranty made by the Trust or Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust.

(iii)                               Out of or result from the incorrect or untimely calculation or reporting of the daily net asset value per share (subject to Section 1.10 of this Agreement) or dividend or capital gain distribution rate; as limited by and in accordance with the provisions of Sections 8.3(b) hereof.

(iv)                              Out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature or other promotional material of the Trust prepared by the Trust or Distributor (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Trust or Distributor by or on behalf of the Company for use in the registration statement or SAI or prospectus for the Trust or in sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Trust shares.

(v)                                 Out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, sales literature or other promotional material for the Contracts not supplied by the Trust or Distributor or persons under its control) or wrongful conduct of the Trust or Distributor or persons under their control, with respect to the sale or distribution of the Contracts or Trust shares.

(b)                                 The Trust or Distributor shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.

(c)                                  The Trust or Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Trust or Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Trust or Distributor of any such claim shall not relieve it from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Trust or Distributor has been prejudiced by such failure to give notice.  In case any such action is brought against the Indemnified Parties, the Trust and Distributor will be entitled to participate, at its own expense, in the defense thereof.  The Trust and Distributor shall also be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Trust or Distributor to such party of the Trust or Distributor’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Trust and Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)                                 The Company agrees promptly to notify the Trust or Distributor of the commencement of any litigation or proceeding against them or any of its respective officers or directors in connection with the Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Trust.

ARTICLE IX

Applicable Law

9.1                                 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware, without regard to the Delaware Conflict of Laws provisions.

9.2                                 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X

Privacy and Confidential Information

10.1                           The Company acknowledges that they must comply with the information security standards of the Gramm-Leach-Bliley Act (15 USC 6801, 6805(b)(1)) (“Gramm-Leach-Bliley Act”) and all regulations under said act, as well as all other statutory and regulatory acts and requirements including the SEC Regulation S-P sections regarding “non-public personal information” (“Protected Information”), as well as the Trust’s own internal information security programs and guidelines. The Company will reasonably assist the Trust in conforming to and complying with any and all information protection policies, including delivery of the Trust(s) privacy promise.

10.2                           The Company agrees to not disclose or use Protected Information except in the ordinary course of business as necessary to carry out the terms of this Agreement and in compliance with Regulation S-P including, but not limited to, Section 11 of Regulation S-P, and other applicable Federal and state statutes and regulations regarding privacy of consumer information.

10.3                           Confidential information shall mean information that a party (“Discloser”) discloses to another party (“Recipient”), or to which the Recipient obtains access to and relates to the Discloser, the Trust(s), the Advisor, and/or a third-party supplier or licensor who has made confidential or proprietary information available to another party. Confidential information includes, but is not limited to:

(a)                      Any and all proprietary information

(b)                     Data

(c)                      Trade secrets

(d)                     Business information

(e)                      Customer and Customer account information

The Recipient shall not disclose or use confidential information other than in the course of ordinary business to carry out the purpose for which the confidential information was provided to the Recipient. The Recipient shall not disclose Customer information on other than a “need to know” basis and then only to:

(a)                      Recipient’s employees or officers.

(b)                     Affiliates of Recipient provided they would be restricted in use and re-disclosure to the same extent as the Recipient.

(c)                      Selected subcontractors who have entered into confidentiality agreements no less restrictive that the terms of this Agreement.

(d)                     Any exceptions as listed in 15 USC 6802(e) and/or other associated regulations established under the Gramm-Leach-Bliley Act or other Federal and/or state statutes.

Before any disclosure of confidential information as required by law, the Recipient must notify the Discloser of any actual or threatened legal compulsion of disclosure and/or any legal obligation of disclosure immediately upon becoming obligated. The Recipient must also cooperate with the Discloser’s reasonable, lawful effort to resist, limit, or delay disclosure. Any requests or demands for confidential information by any applicable regulator shall not require notification or any other action by the Trust or the Advisor.

These confidentiality obligations do not apply to information which:

(a)                      Recipient already rightfully possesses when given by Discloser.

(b)                     Recipient develops independently of the Discloser.

(c)                      Becomes “public information” by methods other than by breach of this section.

(d)                     Recipient rightfully receives from a third party without the obligation of confidentiality.

ARTICLE XI

Anti-Money Laundering Regulations

11.1                           To allow the Trusts to comply with applicable “Know Your Customer” and/or any Federal or state Anti-Money Laundering laws and regulations, the Company will, upon request by the Trust(s), the independent Board of Trustees of the Trust(s), or the Distributor, will provide, in a timely manner, any documentation deemed necessary regarding the Company’s “Know Your Customer” and/or Your Anti-Money Laundering policies and procedures. The Company agrees to:

(a)                      Have in place established policies and procedures designed to prevent and detect money laundering.

(b)                     Meet applicable anti-money laundering legal and regulatory requirements.

(c)                      Have procedures in place to ensure that none of your customers that invest within Trust(s) shares appear on or are covered by any list or prohibited persons, entities, and/or jurisdictions maintained and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”).

(d)                     Identify and continue to identify and retain all documentation necessary to identify Your Customers and their sources of funds.

(e)                      Monitor for suspicious transactions and to assist the Trust in monitoring for such transactions upon request from the Trust, the transfer agent, or the independent Board of Trustees of the Trust(s).

11.2                           At time of acceptance of the Agreement, the Company does not believe, nor have any current reason to believe, and will immediately notify the Trusts if the Company comes to have any reason to believe that any of the Company’s customers that invest within Trust(s) shares through the Company are engaged in money-laundering activities or are associated with any terrorist and/or other individuals, entities or organizations sanctioned by the United States or any other jurisdictions in which the Company does business, or appear on any lists of prohibited persons, entities and/or jurisdictions maintained and administered by OFAC.

The provisions of the section shall survive the termination of this Agreement.

ARTICLE XII

Termination

12.1 This Agreement shall terminate:

(a)                      At the option of any party, with or without cause, with respect to some or all Designated Portfolios, upon ninety (90) days advance written notice delivered to the other parties; provided, however, that such notice shall not be given earlier than six (6) months following the date of this Agreement.

(b)                     At the option of the Company by written notice to the other parties with respect to any Designated Portfolio based upon the Company’s determination that shares of such Designated Portfolio are not reasonably available to meet the requirements of the contracts.

(c)                      At the option of the Company by written notice to the other parties with respect to any Designated Portfolio in the event any of the Designated Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company.

(d)                     At the option of the Trust or Distributor in the event that formal administrative proceedings are instituted against the Company by the NASD, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company ‘s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Trust shares, if, in each case, the Trust or Distributor, as the case may be, reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement.

(e)                      At the option of the Company in the event that formal administrative proceedings are instituted against the Trust or Distributor by the NASD, the SEC, or any state securities or insurance department or any other regulatory body, if the Company reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust or Distributor to perform their obligations under this Agreement.

(f)                        At the option of the Company by written notice to the Trust with respect to any Designated Portfolio if the Company reasonably believes that the Designated Portfolio will fail to meet the Section 817(h) diversification requirements or Subchapter M qualifications specified in Article VI hereof.

(g)                     At the option of either the Trust or Distributor, if the Trust or Distributor, respectively, shall determine, in its sole judgment reasonably exercised in good faith, that the Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on the Company’s ability to perform its obligations under this Agreement. The Trust or Distributor shall notify the Company of that determination and its intent to terminate this Agreement, and after considering the actions taken by the Company and any other changes in circumstances since the giving of such a notice, the determination of the Trust or Distributor shall continue to apply on the ninetieth (90th) day following the giving of that notice, which sixtieth day shall be the effective date of termination.

(h)                     At the option of the Company, if the Company shall determine, in its sole judgment reasonably exercised in good faith, that the Trust or Distributor has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on the Trust’s or Distributor’s ability to perform its obligations under this Agreement. the Company will notify the Trust or Distributor, as appropriate, of that determination and its intent to terminate this Agreement, and after considering the actions taken by the Trust or Distributor and any other changes in circumstances since the giving of such a notice, the determination of the Company shall continue to apply on the ninetieth (90th) day following the giving of that notice, which ninetieth day shall be the effective date of termination.

(i)                         At the option of any non-defaulting party hereto in the event of a material breach of this Agreement by any party hereto (the “defaulting party”) other than as described in Section 10.1(a)-(j); provided, that the non-defaulting party gives written notice thereof to the defaulting party, with copies of such notice to all other non-defaulting parties, and if such breach shall not have been remedied within thirty (30) days after such written notice is given, then the non-defaulting party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of termination to the defaulting party.

(j)                         At any time upon written agreement of all parties to this Agreement.

12.2                           Effect of Termination

Notwithstanding any termination of this Agreement, other than as a result of a failure by either the Trust or the Company to meet Section 817(h) of the Code diversification requirements, the Trust and Distributor shall, at the option of the Company, continue to make available additional shares of the Designated Portfolio(s) pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”).  Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Designated Portfolio(s), redeem investments in the Designated Portfolio(s) and/or invest in the Designated Portfolio(s) upon the making of additional purchase payments under the Existing Contracts.  The parties agree that this Section 12.3 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

12.3                           Surviving Provisions

Notwithstanding any termination of this Agreement, each party’s obligations under Article VIII to indemnify other parties shall survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.

ARTICLE XIII

Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties.

If to ING Investors Trust:

ING Investors Trust

Attn: Chief Counsel

7337 E Doubletree Ranch Road

Scottsdale, AZ  85258

If to ING Funds Distributor, LLC:

ING Funds Distributor, LLC

Attn: Lauren Bensinger

7337 E Doubletree Ranch Road

Scottsdale, AZ  85258

If to ReliaStar Life Insurance Company of New York:

ReliaStar Life Insurance Company of New York

1000 Woodbury Road, Suite 208

Woodbury, NY 11797

ARTICLE XIV

Miscellaneous

14.1                           Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain.  Without limiting the foregoing, no party hereto shall disclose any information that another party has designated as proprietary.

14.2                           The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

14.3                           This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

14.4                           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

14.5                           Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish any applicable state insurance department as may apply with any information or reports in connection with services provided under this Agreement which may be requested by the state in order to ascertain whether the variable annuity operations of the Company are being conducted in a manner consistent with any applicable law or regulations.

14.6                           Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in a forum jointly selected by the relevant parties (but if applicable law requires some other forum, then such other forum) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

14.7                           The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

14.8                           This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

14.9                           The Company agrees that the obligations assumed by the Trust and/or Distributor pursuant to this Agreement shall be limited in any case to the Trust and/or Distributor and their respective assets and the Company shall not seek satisfaction of any such obligation from the shareholders of the Trust and/or Distributor, the directors, officers, employees or agents of the Trust and/or Distributor, or any of them.

14.10                     The Trust and Distributor agree that the obligations assumed by the Company pursuant to this Agreement shall be limited in any case to the Company and its assets and neither the Trust nor the Distributor shall seek satisfaction of any such obligation from the shareholders of the Company, the directors, officers, employees or agents of the Company, or any of them.

14.11                     No provision of this Agreement may be deemed or construed to modify or supersede any contractual rights, duties, or indemnifications, as between the Trust and the Distributor.

14.12                     A copy of the Declaration of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument, including without limitation Article VII, are not binding upon any of the Trustees or shareholders individually but binding only upon the assets and property of the Trust.

14.13                     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By:
Name:
Title:

ING INVESTORS TRUST

By:
Robert S. Naka
Executive Vice President

ING FUNDS DISTRIBUTOR, LLC

By:
Todd Modic
Senior Vice President

SCHEDULE A

Separate Accounts:

ReliaStar Life Insurance Company of New York Variable Life Separate Account I

ReliaStar Life Insurance Company of New York Variable Annuity Funds A B & C

ReliaStar Life Insurance Company of New York Variable Annuity Funds D E F G H & I

ReliaStar Life Insurance Company of New York Variable Annuity Funds M P & Q

ReliaStar United Services Variable Life Separate Account I

Separate Account NY-B of ReliaStar Life Insurance Company of New York

SCHEDULE B

Designated Portfolio(s):

All current and future Portfolios under ING Investors Trust (Adviser Class, Institutional Class, Service Class and Service 2 Class) are available to ReliaStar Life Insurance Company of New York.

SCHEDULE C

EXPENSES

The Trust and/or the Distributor and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below.  Costs shall be allocated to reflect the Trust’s share of the total costs determined according to the number of pages of the Trust’s respective portions of the documents.

ITEM	FUNCTION	CO-ORDINATING PARTY	EXPENSES PAID BY
Mutual Fund Prospectus	Printing of combined prospectuses	Trust provides PDF Company prints	Company Trust reimburses pro rata

	Providing of adequate supply of prospectuses and SAIs for designated portfolios and Trust	Company	N/A

	Distribution (includes postage) to new and in-force clients	Company	Trust

	Distribution (includes postage) to prospective clients	Company	Company

Trust Prospectus Annual Update and Distribution		Trust provides PDF Company prints and distributes	Company Trust reimburses pro rata

Product Prospectus Update & Distribution		Company	Company

Mutual Fund SAI		Trust	Trust

Product SAI		Company	Company

Trust Proxy Material		Trust	Trust

Trust Annual and/or Semi Annual reports		Trust provides Company distributes	Trust

SCHEDULE D

COMPENSATION

Distribution fees in the amount of 0.25% for Service 2 Class shares and 0.50% for Adviser Class shares, or as otherwise defined in the Portfolios’ currents prospectus, based on average net assets may be paid to ReliaStar Life Insurance Company of New York for shares of the current and future Portfolios of ING Investors Trust.